Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 11, 2023, by and among Magnachip Semiconductor Corporation (the “Company”), Jackson Square Advisors LLC (“Jackson”), GT Investments II Corp (“GTI”) and Gilbert Nathan (in his capacity as a stockholder of the Company and together with Jackson and GTI, collectively, “Stockholder”) (each of the Company, Jackson, GTI and Gilbert Nathan, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Stockholder, together with certain of Gilbert Nathan’s immediate family members (collectively, the “Stockholder Group”), is deemed to beneficially own, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Beneficially Own”), shares of common stock of the Company, par value $0.01 (“Common Stock”), totaling 161,515 shares as of the date hereof (the “Stockholder Shares”);

WHEREAS, the Company and Stockholder have engaged in various discussions and communications concerning the Company and its governance structure; and

WHEREAS, the Company and Stockholder have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the 2023 annual meeting of stockholders of the Company, including any adjournment or postponement thereof (the “2023 Annual Meeting”), and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; 2023 Annual Meeting.

(a) Commencing on the date hereof until the effective date of the resolution contemplated in Section 1(b) below, and subject to the execution of a confidentiality agreement, substantially in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), Gilbert Nathan (in such capacity, “Observer”) shall (i) be permitted to attend and reasonably participate, but not vote, at all meetings of the Board and any ad hoc strategic review committee of the Board (a “Strategic Review Committee”) (whether such meetings are held in person, telephonically or otherwise) and (ii) receive copies of all documents distributed to the Board and any Strategic Review Committee, including notice of all meetings of each of the Board and any Strategic Review Committee, all written consents executed by the Board and/or any Strategic Review Committee and all materials prepared for consideration at any meeting of the Board or any Strategic Review Committee. The Company shall reimburse Observer for all reasonable, documented out-of-pocket travel and lodging expenses incurred by Observer to attend meetings of the Board and any Strategic Review Committee.

(b) The Board shall adopt a resolution reasonably promptly following the 2023 Annual Meeting (and in any event no later than five days following the 2023 Annual Meeting) to increase and fix the size of the Board at seven (7) directors, and the Board shall take all necessary action to appoint Gilbert Nathan (the “Stockholder Director”) as a director of the Company with a term expiring at the 2024 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2024 Annual Meeting”). The Company agrees that promptly following the appointment of the Stockholder Director to the Board, the Stockholder Director shall be appointed to serve as a member of any Strategic Review Committee.

(c) Effective as of the date hereof, Stockholder, on behalf of itself, its Affiliates and Associates and the other members of the Stockholder Group, hereby agrees that it will not, and that it will not permit any of its Affiliates or Associates or the other members of the Stockholder Group to, (i) nominate or recommend for nomination any person for election at the 2023 Annual Meeting, directly or indirectly, (ii) submit any proposal (including any proposal pursuant to Rule 14a-8 of the Exchange Act (as defined below)) for consideration at, or bring any other business before, the 2023 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2023 Annual Meeting, directly or indirectly. Effective as of the date hereof, Stockholder, on behalf of itself, its Affiliates and Associates and the other members of the Stockholder Group, hereby agrees that it shall not, and shall not permit any of its Affiliates or Associates or the other members of the Stockholder Group to, publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c).

(d) At the 2023 Annual Meeting and any special meeting that may be held prior to the termination of this Agreement in accordance with Section 6 (the “Termination Date”), as applicable, Stockholder agrees, and agrees to cause the other members of the Stockholder Group, to appear in person or by proxy and to vote all of the voting securities it Beneficially Owns (i) in favor of the election of the Company’s nominees to the Board, (ii) against any nominees for director not recommended by the Board, (iii) against any proposals to remove any director and (iv) in accordance with the Board’s recommendation with respect to any stockholder proposals or other business presented at such meeting.

(e) As of the date of this Agreement, Stockholder represents and warrants to the Company that it is not aware of any facts that would suggest that the Stockholder Director: (i) is not “independent” in accordance with the listing standards for the New York Stock Exchange and any other applicable director independence standards; (ii) is not otherwise qualified to serve as a director of the Company in accordance with the Company’s Corporate Governance Guidelines and Code of Conduct and Ethics, including all applicable conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Company (collectively, the “Governance Guidelines”); or (iii) is a party to (A) any agreement, arrangement or understanding with any person (I) concerning how such Stockholder Director, if elected or appointed as a director of the Company, will act or vote on any issue or question or (II) that could limit or interfere with such Stockholder Director’s ability to comply, if elected or appointed as a director of the Company, with such Stockholder Director’s fiduciary duties under applicable law or (B) any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company (such agreements, arrangements or understandings, “Restrictive Agreements”). Stockholder acknowledges and agrees that the Stockholder Director will be required to: (w) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including the Governance Guidelines; (x) not enter into any Restrictive Agreements; (y) keep confidential all non-public Company information and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (z) complete the Company’s standard director and officer questionnaire and other reasonable and customary director documentation required by the Company in connection with the election or appointment of Board members. Prior to the Termination Date, Stockholder shall not, and shall cause the other members of the Stockholder Group not to, enter into any Restrictive Agreements with any director or nominee for director of the Company.

(f) Notwithstanding anything to the contrary contained herein, if at any time after the date of this Agreement, the Stockholder Group ceases to Beneficially Own in the aggregate at least 125,000 shares of Common Stock, then (i) Stockholder shall cause the Stockholder Director to promptly offer to tender his resignation from the Board and any committee of the Board on which he may be a member (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and (2) the Company shall have no further obligations under this Agreement, other than the Company’s obligations set forth in Section 3. In furtherance of the foregoing, the Stockholder Director shall, prior to his appointment to the Board, and Stockholder shall cause the Stockholder Director to, execute an irrevocable resignation in the form attached hereto as Exhibit B.

2. Standstill Provisions. Stockholder (in its capacity as a stockholder of the Company), on behalf of itself, its Affiliates and Associates and the other members of the Stockholder Group, hereby agree that from the date hereof until the Termination Date, neither it nor any of its Affiliates or Associates or the other members of the Stockholder Group will, and it will cause each of its Affiliates and Associates and the other members of the Stockholder Group not to, directly or indirectly, in any manner:

(a) solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents with respect to the call of a special meeting of stockholders), in each case, with respect to securities of the Company, or call or seek to call, or encourage, support or influence anyone with respect to the call of, a special meeting of stockholders;

(b) advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, or seek to do so;

(c) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes the members of the Stockholder Group and the Stockholder Director but does not include any other persons or entities);

(d) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than in accordance with this Agreement;

(e) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal (including any submission of stockholder proposals pursuant to Rule 14a-8 of the Exchange Act);

(f) (i) make any proposal (including any submission of a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act) for consideration by stockholders at any annual or special meeting of stockholders of the Company or (ii) make any recommendation, suggestion, or other statement, offer or proposal (with or without conditions, publicly or otherwise) with respect to a share repurchase, dividend, self-tender or other change in capitalization, or with respect to any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction, in the case of any of the foregoing involving the Company or any subsidiary, business, division or Affiliate of the Company or encourage or assist any person or entity in connection therewith;

(g) seek, alone or in concert with others, representation on the Board other than as contemplated in this Agreement;

(h) otherwise act, alone or in concert with others to make any statement critical of the Company, its directors or management (it being agreed that the prosecution in good faith of litigation asserting that the Company has breached its obligations under this Agreement, in and of itself, shall not constitute a violation of this clause (h) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach);

(i) make any request under Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials);

(j) institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(k) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2; or

(l) take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 2 (including, without limitation, this Section 2(l)) which would reasonably be expected to require public disclosure thereof by the Company or any member of the Stockholder Group, or make or seek permission to make any public announcement with respect to any of the foregoing.

For the avoidance of doubt, the foregoing clauses in this Section 2 shall not inhibit or otherwise prohibit the Stockholder Director, in his capacity as a member of the Board, from acting and performing his duties as a director of the Company in accordance with his fiduciary duties.

3. Non-Disparagement. During the term of this Agreement, the Company, on the one hand, and Stockholder, on the other hand, will each refrain from making, and will cause their respective Affiliates and Associates, its and their respective Representatives (as defined below) and, in the case of Stockholder, the other members of the Stockholder Group, not to make, any statement or announcement that relates to or constitutes an ad hominem attack on, or that relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by or on behalf of Stockholder or another member of the Stockholder Group, the Company or any of its Affiliates or Associates or any of its or their respective officers, directors or employees or any person who has served as an officer, director or employee of the Company or any of its Affiliates or Associates; and (b) in the case of statements or announcements by or on behalf of the Company, Stockholder, its Affiliates and Associates and any other member of the Stockholder Group and its and their respective principals, directors, officers, employees, members or general partners or any person who has served as such. The foregoing will not prevent the making of any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought. For purposes of this Agreement, “Representatives”, with respect to each Party, shall mean such Party’s principals, directors, officers, employees, general partners, members, agents, representatives, attorneys and advisors acting at the direction or on behalf of such Party.

4. Representations and Warranties of the Company. The Company represents and warrants to Stockholder that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company that (a) the authorized signatory of each of Jackson and GTI set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Jackson, GTI and Gilbert Nathan, and is a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Jackson or GTI as currently in effect and (d) the execution, delivery and performance of this Agreement by each of Jackson, GTI and Gilbert Nathan does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Jackson, GTI or Gilbert Nathan, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any of them is a party or by which any of them is bound. Stockholder represents that, as of the date of this Agreement, the Stockholder Group is deemed to Beneficially Own, in the aggregate, the Stockholder Shares. Stockholder, on behalf of itself, its Affiliates and Associates and the other members of the Stockholder Group, represents and warrants that it does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company or any Other Equity Rights (as defined below) (except for the Stockholder Shares) and is not “short” any Common Stock (as such term is commonly used by securities trading professionals). For purposes of this Agreement, the term “Other Equity Rights” shall mean any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event or otherwise) for Common Stock or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any “short” position under any such contract or arrangement, or other securities carrying any voting rights with respect to any of the foregoing.

6. Termination. This Agreement shall terminate on the date that is 15 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2024 Annual Meeting, which dates shall only be deemed to refer to the notice periods as established by the bylaws of the Company (“Bylaws”) and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act; provided, however, that if the 2024 Annual Meeting is not held prior to the first anniversary of the 2023 Annual Meeting (the “Outside Date”), then this Agreement shall terminate on the date that, but for the Company’s failure to hold the 2024 Annual Meeting by the Outside Date, would have been 15 days prior to the expiration of the Company’s advance notice period for nomination of directors pursuant to the Bylaws with respect to the 2024 Annual Meeting had the 2024 Annual Meeting occurred on the Outside Date.

7. Filings and Public Statements. The Company will provide Stockholder with a reasonable opportunity to review and comment on its Current Report on Form 8-K with respect to this Agreement (the “Form 8-K”) prior to its filing, and the Company will consider any comments from Stockholder in good faith. On the date of the filing of the Form 8-K, the Company will issue a press release (the “Press Release”) announcing this Agreement that is mutually agreeable to Stockholder and the Company. Except for the Form 8-K and the Press Release, neither the Company nor Stockholder shall, and Stockholder shall cause the other members of the Stockholder Group not to, issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall, and Stockholder shall cause the other members of the Stockholder Group not to, make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Form 8-K or the Press Release, except as required by law or the rules and regulations of any stock exchange or governmental entity or with the prior written consent of Stockholder or the Company, as applicable.

8. Specific Performance. Stockholder, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Stockholder, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2023 Annual Meeting.

10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

11. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) if sent via email, when so delivered by email unless notice of non-receipt is received by sender; or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company to:

Magnachip Semiconductor Corporation c/o MagnaChip Semiconductor, Inc. 40F, Parc.1 Tower 2 108, Yeoui-daero, Yeongdeungpo-gu Seoul, South Korea 07335

Email:	theodore.kim@magnachip.com
Attention:	Theodore Kim, Chief Compliance Officer, General Counsel and Secretary

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
Email:	rfieldston@paulweiss.com jmarell@paulweiss.com
Attention:	Ross A. Fieldston, Esq. Jeffrey D. Marell, Esq.

If to Stockholder, Observer and/or Stockholder Director to:

Jackson Square Advisors LLC GT Investments II Corp Gilbert Nathan 606 Post Road East #624 Westport, Connecticut 06880
E-mail: gil@jacksonsquareadvisors.com
Attention:	Gilbert Nathan

12. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. Affiliates and Associates. The obligations of Stockholder herein shall be understood to apply to each of its Affiliates and Associates, and Stockholder agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement, it being understood, that such terms shall not include non-employee investors in Stockholder, or any portfolio company of Stockholder, in each case that are not controlled by Stockholder, alone or in combination.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Stockholder. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Stockholder, the prior written consent of the Company, and with respect to the Company, the prior written consent of an authorized representative of Stockholder. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name: Theodore Kim
Title: Chief Compliance Officer, General Counsel and Secretary

JACKSON SQUARE ADVISORS LLC

By:	/s/ Gilbert Nathan
Name: Gilbert Nathan
Title: Managing Member

GT INVESTMENTS II CORP

By:	/s/ Gilbert Nathan
Name: Gilbert Nathan
Title: President

/s/ Gilbert Nathan
Gilbert Nathan

[Signature Page to Agreement]

Exhibit A

Form of Confidentiality Agreement

April 11, 2023

Gilbert Nathan

606 Post Road East #624

Westport, CT 06880

To: Gilbert Nathan

In connection with your appointment as an observer on the Board of Directors (the “Board”) of Magnachip Semiconductor Corporation (collectively with its affiliates, the “Company”), it is acknowledged that you will receive and have access to certain oral and written information concerning the Company. In consideration for and as a condition of furnishing you with such information, the Company requires that you agree to comply with the provisions of this letter agreement (this “Agreement”) to treat confidentially such information.

1. Confidential Information. When used herein, the term “Confidential Information” shall include, without limitation, any and all information, whether written or oral, concerning the Company which the Company or its representatives provides, whether before or after the date of this Agreement, including any notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the term “Confidential Information” shall not, for the purposes of this Agreement, include any information which (a) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by you in breach of this Agreement, (b) was or becomes available to you on a nonconfidential basis from a source other than the Company or its representatives; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Company, or (c) has been independently developed by you without using Confidential Information and without violating any of your obligations under this Agreement.

2. Use and Protection of Confidential Information. You agree that you will use the Confidential Information solely in your capacity as an observer on the Board and not for any other purpose. You shall not share any Confidential Information with any person, other than your legal counsel and professional advisors who have a need to know such Confidential Information (your “Representatives”) (provided that in each case, you shall have directed such Representative to comply with the terms of this letter agreement and you shall be responsible for any breaches hereof by such Representative). Subject to Paragraph 3 below, the Confidential Information will be kept confidential by you and will not be, without the prior written consent of the Company, disclosed, in whole or in part, to any third party by you, other than to your Representatives in accordance with the preceding sentence. You hereby acknowledge that you are familiar with your responsibilities under the federal securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading; and that you will not violate those restrictions. You further agree that, for so long as you are an observer or director on the Board, you will only trade in securities of the Company in compliance with the Company’s Securities Trading Policy, attached hereto as Annex 1.

Ex. A - 1

3. Limitations on Protection of Confidential Information. In the event that you or one of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose (i) any Confidential Information, (ii) any information relating to the opinion, judgment or recommendation of any such person concerning the Company, its principals, affiliates or subsidiaries, or (iii) any other information supplied to you in the course of your dealings with the Company, you shall notify the Company, as promptly as practicable, of such request or requirement so that the Company may, at its expense, seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other mutually agreed action. You shall, and shall cause your Representatives to, cooperate with the Company in any actions it may choose to take in seeking to prevent or limit disclosure. If, in the absence of a protective order or the receipt of a waiver hereunder, you are compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose information, you may disclose only that portion of the requested information which you are advised by counsel is legally required to be disclosed, and you will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the information.

4. Accuracy of Confidential Information. You acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information. Further, you agree that the Company shall not have any liability to you based on the Confidential Information, errors therein or omissions therefrom. You agree that you are not entitled to rely on the accuracy or completeness of the Confidential Information.

5. Remedies. You agree that money damages may not be a sufficient remedy for any breach of this Agreement by you or any of your Representatives and that, in addition to all other remedies, the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. You agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

6. Waiver. You acknowledge and agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. The agreements set forth herein may only be waived or modified by an agreement in writing signed on behalf of the parties hereto.

7. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to choice of law doctrine.

9. Term. Unless agreed otherwise, this Agreement and all obligations of the parties hereunder shall expire on the date that is the one (1) year anniversary of the date on which you no longer serve as an observer on the Board.

10. Counterparts. This Agreement may be executed by facsimile, email or in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same.

[Signature Page Follows]

Ex. A - 2

Sincerely,

MAGNACHIP SEMICONDUCTOR CORPORATION

By:
Name:
Title:

Agreed and Accepted as of the date first written above:

Gilbert Nathan

[Signature Page to Confidentiality Agreement]

Exhibit B

Form of Resignation

RESIGNATION

April ___, 2023

Board of Directors

Magnachip Semiconductor Corporation

40F, Parc.1 Tower 2

108, Yeoui-daero, Yeongdeungpo-gu

Seoul, South Korea 07335

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Agreement (the “Agreement”), dated as of April 11, 2023, by and among Magnachip Semiconductor Corporation (the “Company”), Jackson Square Advisors LLC, GT Investments II Corp and Gilbert Nathan. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective only upon, and subject to, such time as the Stockholder Group ceases to Beneficially Own in the aggregate at least 125,000 shares of the Common Stock and the Board accepts my resignation, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name: Gilbert Nathan

Ex. B - 1